EXHIBIT 99.2

Outlook
“As current economic conditions cloud visibility into the second half, prudence dictates that, for planning purposes, we reduce our sales and earnings estimates for the full year a little beyond the guidance offered a month ago,” Meyer said. “Nonetheless, thanks to our restructuring program in 2000 and the cost-reduction actions we are taking this year, we expect to post progressively improving earnings throughout 2001, beginning in the second quarter. Until the North American economy recovers, however, comparisons to year-ago results will remain negative.”

With a strong emphasis on working capital management, the company expects to generate positive free cash flow for the rest of 2001 and to bring the debt-to-capital ratio back to within the targeted range of 45% to 50% by year-end.

“We’ve seen indications of U.S. auto production picking up from extremely low levels in the first quarter, which will primarily help our metalworking technologies businesses,” Meyer said. “Unfortunately, other key indicators, such as capital spending trends, consumer confidence, the purchasing managers’ index and new housing starts, are still weak. And while recent reductions in interest rates are encouraging, it is too early to predict with any certainty when the positive effects will materialize in our markets.

“We are confident that sooner or later the manufacturing sector will rebound, and, whenever the recovery comes, we believe Milacron will be leaner and in a stronger competitive position to take advantage of it,” Meyer said.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s Annual Report on Form 10-K on file with the Securities and Exchange Commission.

Milacron Inc. and Subsidiaries	Updated: April 20, 2001

Estimates and Projection for Financial Modeling

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 7 of the company's most recent Annual Report on Form 10-K, on file with the Securities and Exchange Commission.

(Amounts in millions)
	Qtr. 2, 2001	Year 2001

Projected Profit & Loss Items
Sales	$350-360	$1,445-$1,495
Plastics technologies	180-185	750-775
Metalworking technologies	170-175	680-710
Segment earnings
Plastics technologies (1)	9-11	50-55
Metalworking technologies (2)	15-17	68-75
Corporate and unallocated expenses (3)	6	23-25
Interest expense	10	40-42
Effective tax rate (4)	25%	25%
After-tax minority interest (5)	1	3-4
Average diluted shares outstanding	33.4	33.4

Projected Cash Flow & Balance Sheet Items
Depreciation	12-13	48-52
Amortization	3.0-3.5	12-14
Working capital - increase (decrease)	(5) - (10)	0-15
Capital expenditures	13-15	40-50
Total debt	520-530	430-460
Debt-to-capital ratio	52-54%	45-50%

Comments & Explanations

Note: Projections above assume current foreign exchange rates and no acquisitions, divestitures or further stock repurchase.

1	Plastics technologies earnings Operating margin of around 5-6% in Q2 and 6-7% in 2001.
2	Metalworking technologies earnings Operating margin of around 8-9% in Q2 and 9-10% in 2001.
3	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
4	Effective tax rate Depends on geographic mix of earnings.
5	After-tax minority interest Usually weighted to the second half of the year.